Tidal Trust II 485BPOS

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Highlights” in the Prospectus, dated June 14, 2024, and included in this Post-Effective Amendment No. 224 to the Registration Statement (Form N-1A, File No. 333-264478) of Tidal Trust II (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated October 27, 2023, with respect to the financial statements and financial highlights of Clockwise Capital Innovation ETF (one of the funds constituting Capitol Series Trust) included in the Annual Report to Shareholders (Form N-CSR) for the year ended August 31, 2023, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

June 11, 2024